Exhibit 15.2

November 9, 2023

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams,

We have read the Item titled “16F Change in Registrant’s Certifying Accountant” of Carbon Revolution Public Limited Company’s Form 20-F, and have the following comments:

1.
We agree with the first, second and third paragraphs included in Item 16F Change in Registrant’s Certifying Accountant.  We also agree with the first and second sentence of the last paragraph included in Item 16F Change in Registrant’s Certifying Accountant.

2.	We have no basis on which to agree or disagree with the last sentence of the last paragraph included in Item 16F Change in Registrant’s Certifying Accountant.

Yours sincerely

/s/ Deloitte Touche Tohmatsu